As filed with the Securities and Exchange Commission on July 25, 2013

Registration No. 333-148915

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Denison Mines Corp.

(Exact name of registrant as specified in its charter)

Ontario, Canada	98-0622284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Atrium on Bay, 595 Bay Street, Suite 402 Toronto, Ontario, Canada	M5G 2C2
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Share Option Plan

(Full title of the plan)

C T Corporation System

111 Eighth Avenue

New York, NY 10011

(Name and address of agent for service)

(212) 590-9070

(Telephone number, including area code, of agent for service)

Copy to:

Ronald F. Hochstein

David Cates

Sheila Colman

Denison Mines Corp.

Atrium on Bay, 595 Bay Street

Suite 402

Toronto, Ontario

Canada M5G 2C2

Tel: (416) 979-1991

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-148915) (the “Registration Statement”) of Denison Mines Corp. (the “Registrant”) amends the cover page of the original filing by designating C T Corporation System as the agent for service and the address to which copies of notices and communications should be sent. Item 3 of Part II (Incorporation of Documents by Reference) has also been amended to add certain additional information to this Item. Item 6 of Part II (Indemnification of Directors and Officers) has been amended to replace such Item in its entirety. Item 8 of Part II (Exhibits) has also been amended to update Exhibit 10.1 (Amended and Restated Share Option Plan) and the Powers of Attorney in Exhibit 24.1.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following paragraph is added to the end of Item 3 (Incorporation of Documents by Reference) in the Registration Statement:

In addition, any report furnished by the Registrant on Form 6-K shall be deemed to be incorporated by reference in the Registration Statement if and to the extent that such report on Form 6-K so provides. Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of the Registration Statement shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference or deemed to be part of the Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of the Registration Statement after the most recent effective date may modify or replace existing statements contained in the Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of the Registration Statement.

Item 6.	Indemnification of Directors and Officers

The following disclosure replaces Item 6 (Indemnification of Directors and Officers) in the Registration Statement in its entirety:

The Registrant’s Bylaws provide that a director or officer will not be liable for monetary damages incurred by the Registrant in the execution of the duties of his office or in relation thereto unless due to his failure to exercise the powers and to discharge the duties of his office honestly, in good faith and in the best interests of the Registrant and in connection therewith to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, as permitted by the Ontario Business Corporations Act, the Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers and any former directors or officers of the Registrant or persons who act or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if,

(a) he or she acted honestly and in good faith with a view to the best interests of the Registrant; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

The Ontario Business Corporations Act also provides, and the Registrant’s Bylaws permit, that, with the approval of the court, such persons may also be indemnified by the Registrant in respect of an action by or on behalf of the Registrant or any such body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the Registrant or such body corporate. Generally, any director or officer who is entitled to an indemnity may also be indemnified by the Registrant for all of his or her costs, charges and expenses reasonably incurred in defending his or her position, if he or she was substantially successful in his or her defense and fulfills the conditions in clauses (a) and (b) above.

The Registrant maintains liability insurance for its directors and officers acting in their respective capacities in an aggregate amount of Cdn$20,000,000, subject to the following deductibles: (a) Cdn$250,000 per occurrence; (b) Cdn$250,000 for a loss due to a claim under applicable Canadian securities laws; and (c) $250,000 for a loss due to a claim under applicable U.S. securities laws. The premium paid by the Registrant in 2012 for this coverage was Cdn$155,530 for the period from November 1, 2012 to November 1, 2013. No amounts were paid by individual directors and officers for this coverage.

In addition, the Registrant has entered into separate Indemnity Agreements with each of its officers and directors, which Agreements provide for indemnification of the director or officer against certain judgments, penalties, fines and expenses incurred by each such officer or director in connection with certain threatened, pending or completed investigations, inquiries, hearings, actions or proceedings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The above discussion of the Registrant’s Bylaws and Ontario law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, the Registrant’s Certificate of Incorporation and Ontario Law.

Item 8.	Exhibits

The following exhibits are filed as part of the Registration Statement:

Number	Description
5.1*	Opinion of Blake, Cassels & Graydon LLP

10.1	Amended and Restated Share Option Plan (amended and restated as of May 9, 2013)

23.1*	Consent of Blake, Cassels & Graydon LLP (included in the Opinion filed as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (included on the signature pages to this post-effective amendment to the Registration Statement)

*	Filed previously.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 25, 2013.

DENISON MINES CORP.
(Registrant)

By:	/s/ Ronald F. Hochstein

Ronald F. Hochstein President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald F. Hochstein and David Cates, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on July 25, 2013.

Signature	Title

/s/ Ronald F. Hochstein Ronald F. Hochstein	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ David Cates David Cates	Vice President Finance, Tax and Chief Financial Officer (Principal Financial and Accounting Officer)

Director
Eun Ho Cheong

/s/ John H. Craig	Director
John H. Craig

/s/ W. Robert Dengler W. Robert Dengler	Director

Director
Brian D. Edgar

/s/ Lukas H. Lundin Lukas H. Lundin	Chairman of the Board of Directors

/s/ William A. Rand	Director
William A. Rand

/s/ Catherine J.G. Stefan Catherine J.G. Stefan	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this post-effective amendment to the Registration Statement, solely in the capacity of the duly authorized representative of Denison Mines Corp. in the United States, in the City of Newark, State of Delaware, on July 25, 2013.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director